Exhibit 99.2

InspireMD Announces Important Clinical Data from

MASTER and CARENET Trials

- - -

MASTER I and MASTER II Pooled Data Show

Statistically Significant Mortality Benefit

CARENET 30 Day DW-MRI Data Demonstrates Significant Reduction in New Ischemic Ipsilateral Lesions

BOSTON, MA – December 15, 2014 — InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection systems (“EPS”), today announced results from two important clinical trials. 30 day results from the MASTER II trial which enrolled 310 of a planned 1114 patients was presented at a major cardiology congress in Israel earlier today. The trial was suspended in October 2014 as a result of a corporate shift in strategy to a next generation MGuard drug eluting stent (DES) platform. The Company also announced ipsilateral DW-MRI results from the CARENET Trial for the CGuard system which successfully completed enrollment in July.

MASTER II was a global clinical trial conducted under a U.S. Food and Drug Agency (FDA) Investigational Device Exemption (IDE) and was intended for U.S. registration of the MGuard Prime coronary EPS for use in patients presenting with STEMI (ST-segment Elevated Myocardial Infarction). The MASTER II trial was designed to show superiority of ST segment resolution 60-90 minutes post procedure as well non-inferiority in all-cause death or recurrent target vessel myocardial infarction. While the trial was halted well short of the planned enrollment, the Company elected to unblind the data and present the results on behalf of the study investigators.

Today at the International Conference for Innovations in Cardiovascular Systems meeting in Tel Aviv Israel, Dr. Gregg Stone, Professor of Medicine at Columbia University and principal investigator of the trial, presented 30 day results on the 310 patients enrolled in MASTER II as well as pooled data from MASTER II and the 433 patient MASTER I trial completed and published in 2012. While in MASTER I, the primary endpoint of superiority in ST-segment resolution was achieved (57.8% vs. 44.7%, p=0.008), MASTER II did not show a difference in ST-segment resolution between MGuard and control stents (FDA-approved bare metal or drug eluting stents) 56.9% vs. 59.3% (p=0.68). Pooled data between MASTER I and MASTER II for ST resolution continued to favor MGuard 57.5% vs. 50.7% for control (p=0.07).

Impressively, 30 day mortality results for the MGuard in the MASTER II trial remained low (0.6% vs. 1.9%, p=0.62), consistent with all previous MGuard trials and registries and overall MACE (Major Adverse Cardiac Events) was favorable for MGuard (2.6% vs. 4.5% p=0.36). Pooled mortality data for MASTER I and II showed a statistically significant reduction in mortality with MGuard (0.3% vs. 1.9%, p=0.04). Infarct size, another important indicator of mortality, showed a positive trend for MGuard in MASTER II (mean 22.60% vs. 27.48%, p=0.16), as well as in the pooled analysis (mean 18.80% vs. 22.24%, p=0.26).

“The data from MASTER II supports further clinical evaluation of the MGuard Prime EPS,” stated Dr. Stone. “While the number of patients enrolled in MASTER II were not powered for any endpoints, it was encouraging to see the significant difference in mortality with the pooled data, with other indicators of improved reperfusion success with the MGuard technology. We look forward to the development of a DES version of MGuard in the near future to continue a pivotal clinical evaluation of the MicroNet embolic protection system.”

CARENET data was also presented today at the ICI in Tel Aviv by Prof. Piotr Musiałek, Co-Principal Investigator for the CARENET study, from Jagiellonian University Medical College at John Paul II Hospital, in Krakow, Poland. He reported new positive clinical data from the CGuardTM CARENET (CARotid Embolic protection study using microNET) Trial. The CARENET trial recruited a total of 30 patients and showed exceptional safety and efficacy with 0% MACCE (meaning no death, stroke or myocardial infarction) at 30 days, substantially lower than in other carotid stenting trials. Additionally, the incidence of new ischemic ipsilateral lesions as assessed by Diffusion Weighted Magnetic Resonance Imaging (DW-MRI) after carotid artery stenting was 37.0%, a reduction of approximately 50% when compared to published historical control groups of non-mesh covered carotid stents.The CARENET trial also reported an average lesion volume per patient that was 10 times smaller than historical control groups. The reduction in both the incidence and volume of new ischemic lesions indicates therapeutic benefits of the MicroNet technology and that the benefits of using this device may extend beyond the acute procedural period.

Alan Milinazzo, CEO of InspireMD commented, “We are very encouraged to see the trend in mortality improvement with MGuard in MASTER II and very excited to show a statistically significant benefit in mortality when our two MASTER randomized trials are pooled together. These data further support our strategy in partnering with a drug eluting stent manufacturer to re-enter the clinic to conduct a pivotal trial that will not only enroll more quickly but may ultimately show the definitive benefit of the MicroNet embolic protection in patients presenting with STEMI.” Milinazzo added, “Our CGuard product continues to excite physicians during our limited market release (LMR) and today’s positive CARENET data should generate even more interest in using this breakthrough technology.”

“About Stenting and MGuard™ Prime EPS

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

The MGuard Prime EPS is integrated with a precisely engineered micro net mesh that is designed to prevent the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients with regard to mortality based on our MASTER I and MASTER II data, the MGuard Prime EPS requires no change in current physician practice – an important factor in promoting acceptance and general use in time-critical emergency settings.

About CGuard EPS

The proprietary CGuard EPS uses the same MicroNet technology featured on the MGuard™ and MGuard Prime™ coronary embolic protection systems. The MicroNet technology is a single fiber knitted mesh wrapped on an open cell stent platform designed to trap debris that can dislodge and travel downstream after a patient is treated with traditional stenting methods. This technology seeks to protect patients from plaque debris and blood clots breaking off and which can lead to life threatening strokes. The size, or aperture, of the MicroNet ‘pore’ is only 150-180 microns in order to maximize protection against the potentially dangerous plaque and thrombus within the carotid artery.

MGuard EPS and CGuard EPS are CE Mark approved. MGuard EPS and CGuard EPS, however, are not approved for sales in the U.S. by the U.S. Food and Drug Administration at this time.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM) and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contact:

Samantha Wolf

Phone: KCSA Strategic Communications

Email: 212-896-1220

swolf@kcsa.com